Exhibit 99.2

EXTERNAL Q&A

What role will your executive team have after the Merger?

Gilead looks forward to working with the highly experienced team at Forty Seven to help patients with some of the most challenging forms of cancer. We will provide more details on matters such as this as we move through this process.

What is the status of your ongoing programs? Are they still on track?

Yes. We remain committed to executing on the timelines for each of our clinical and non-clinical programs.

What is the premium?

The $95.50 per share acquisition price represents a 109% premium to Forty Seven’s 30-day volume weighted average stock price as of February 27, 2020 and an equity value for the entire company of approximately $4.9 billion on a fully-diluted basis.

Can you provide any color on the timing of the merger agreement? Why now?

Our Schedule 14D-9 will include details on the Board’s considerations. After careful consideration, our Board unanimously concluded that a combination with Gilead is in the best interest of our stockholders.

When did discussions between Gilead and Forty Seven begin? How long did this process take?

Please refer to our Schedule 14D-9, when available.

Was it a competitive process? How many bidders were involved?

Please refer to our Schedule 14D-9, when available.

What is the integration strategy?

In the lead up to the close of the transaction, we will discuss the best working model going forward and ensure the smooth integration of our programs into the Gilead development portfolio.

When will you commence the tender offer?

Gilead will commence, within the next ten business days, a tender offer to acquire all the outstanding shares of Forty Seven’s common stock at a price of $95.50 per share in cash. Following successful completion of the tender offer, Gilead will as soon as possible thereafter acquire all remaining shares not tendered in the offer through a merger at the tender offer price. The consummation of the tender offer is subject to various conditions, including a minimum tender condition of at least a majority of outstanding Forty Seven shares on a fully diluted basis, the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other customary conditions.

When will you file with the Federal Trade Commission for Hart-Scott-Rodino (HSR)? When do you expect clearance do you anticipate any significant pushback on HSR?

Further details will be available in our Schedule 14D-9. We expect to close the transaction in the second quarter of 2020.

When do you expect to file the Schedule 14D-9 forms?

Under the terms of the merger agreement, the tender offer documents are required to be filed within ten business days following the signing.

When do you expect the transaction to close?

We expect to close the transaction in the second quarter of 2020.

Investor Messages:

•	$95.50 per share all cash offer, representing an equity value of approximately $4.9 billion.

•	Transaction expected to close in second quarter of 2020, subject to the satisfaction of customary closing conditions, including receipt of U.S. regulatory clearance.

•	Forty Seven’s Board of Directors engaged in a careful and thorough process, and determined that this transaction with Gilead maximizes value for stockholders.

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The combination of Forty Seven with a larger global organization will enhance the ability to deliver magrolimab to more patients around the world, while also advancing the clinical development of FSI-174 and FSI-189.

Forward-Looking Statements

This communication contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, related to Gilead, Forty Seven and the acquisition of Forty Seven by Gilead that are subject to risks, uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of the companies’ and members of their senior management team. Forward-looking statements include, without limitation, statements regarding the business combination and related matters, prospective performance and opportunities, post-closing operations and the outlook for the companies’ businesses, including, without limitation, the ability of Gilead to advance Forty Seven’s product pipeline, including magrolimab, FSI-174 and FSI-189; regulatory approval of magrolimab, FSI-174 and FSI-189 on a timely basis; the anticipated timing of clinical data; the possibility of unfavorable results from clinical trials; filings and approvals relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; difficulties or unanticipated expenses in connection with integrating the companies; and any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of Forty Seven’s stockholders will tender their stock in the offer; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of the transaction on relationships with employees, other business partners or governmental entities; the difficulty of predicting the timing or outcome of FDA approvals or actions, if any; the impact of competitive products and pricing; other business effects, including the effects of industry, economic or political conditions outside of the companies’ control; transaction costs; actual or contingent liabilities; and other risks and uncertainties detailed from time to time in the companies’ periodic reports filed with the U.S. Securities and Exchange Commission (the “SEC”), including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the Schedule 14D-9 to be filed by Forty Seven and the Schedule TO and related tender offer documents to be filed by Gilead and Toro Merger Sub, Inc., a wholly owned subsidiary of Gilead. All forward-looking statements are based on information currently available to Gilead and Forty Seven, and Gilead and Forty Seven assume no obligation and disclaim any intent to update any such forward-looking statements.

Additional Information and Where to Find It

The tender offer described in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Forty Seven, nor is it a substitute for any tender offer materials that Gilead, its acquisition company or Forty Seven will file with the SEC. A solicitation and an offer to buy shares of Forty Seven will be made only pursuant to an offer to purchase and related materials that Gilead intends to file with the SEC. At the time the tender offer is commenced, Gilead will file a Tender Offer Statement on Schedule TO with the SEC, and Forty Seven will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. FORTY SEVEN’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be sent to all stockholders of Forty Seven at no expense to them. The Tender Offer Statement and the Solicitation/Recommendation Statement will be made available for free at the SEC’s web site at www.sec.gov. Additional copies may be obtained for free by contacting Gilead or Forty Seven. Free copies of these materials and certain other offering documents will be made available by Gilead by mail to Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, CA 94404, attention: Investor Relations, by phone at 1-800-GILEAD-5 or 1-650-574-3000, or by directing requests for such materials to the information agent for the offer, which will be named in the Tender Offer Statement. Copies of the documents filed with the SEC by Forty Seven will be available free of charge under the “Investors” section of Forty Seven’s internet website at ir.fortyseveninc.com.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Gilead and Forty Seven file annual, quarterly and current reports, proxy statements and other information with the SEC. Gilead’s and Forty Seven’s filings with the SEC are also available for free to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.